Exhibit 10.14

Form of

This Booklet constitutes the Plan Document.

SPX FLOW

Plan Document

SPX FLOW Executive Long-Term Disability Plan

Effective [•]

Table of Contents

Schedule of Benefits	4
Eligibility	4
Effective Date of Coverage	5
Cost of Coverage	5
Payments	5
Benefit Amount	5
Coordination with Other Income Benefits	5
No Reduction in Benefits for Social Security Cost-of-Living Increases	6
When Your Eligibility Ends	6
Claim Filing Procedure	6
Filing a Claim	6
When You Can Expect to Learn if Benefits Have Been Approved	7
How You Will Learn of a Benefits Determination	7
How You Appeal Benefit Denials	7
How You Appeal a Second Time	8
General Provisions	9
Administration of the Plan	9
Applicable Law	10
Benefits Not Transferable	10
Cancellation of Coverage	10
Clerical Error	10
Conformity with Statutes	10
Effective Date of the Plan’s Adoption	10
Effect of Oral or Written Statements	10
Examinations Required by the Plan	11
Health Care Responsibilities	11
Incapacity	11
Limits on Liability	11
Lost Distributees	11
Misrepresentation	11
No Fault Coordination	12
No Guarantee of Tax Consequences	12
No Vested Rights to Benefits	12
Plan Is Not a Contract	12
Plan Modification and Amendment	12
Plan Termination	12
Recovery of Overpayment	12
Severability	13
Time Effective	13
Unfunded Plan	13
Waiver & Estoppel	13
Workers’ Compensation Not Affected	14
Administrative Information	15
Glossary of Terms	16

Using This Booklet

This benefits booklet provides information about the SPX FLOW Executive Long-Term Disability Plan (the Plan), effective for disabilities beginning on or after July 1, 2015.  The Plan does not provide benefits for disabilities beginning prior to July 1, 2015.

It is your responsibility to understand the terms and conditions in this Booklet.  This Booklet constitutes the Plan Document.

Italicized words are defined terms that are either defined in the text or can be found in the “Glossary of Terms” section at the end of this booklet.

Please keep this booklet for your future reference.

Schedule of Benefits

The following “Schedule of Benefits” is designed as a quick reference.  For further description of the provisions regarding schedule of benefits, including related definitions, elimination periods, limitations, maximum benefit period, exclusions and termination, please refer to the SPX FLOW, Inc. Long-Term Disability Plan and the remainder of this booklet.

	Plan Benefit Amount	Duration
After 26 weeks of continuous disability.	60% of the following: • pre-disability annual base pay, minus $200,000 plus • target bonus*, minus $200,000	Until maximum benefit period has been reached, you are no longer disabled or you reach age 65, whichever is earlier.

Participation in an approved rehabilitation services program as defined in the SPX FLOW, Inc. Long-Term Disability Plan.	70% of the following: • pre-disability annual base pay, minus $200,000 plus • target bonus*, minus $200,000	Until your participation in an approved rehabilitation services program ends.

Pay from a modified job, an alternate job or from part-time work while you remain disabled.

1st 18 months of long-term disability benefits: No reduction in Plan benefits unless your Plan and other SPX FLOW disability benefits combined with income from employment exceed your pre-disability earnings.

After 18 months of Plan benefits, Plan benefits are reduced by 50% of income from other employment to a combined total of no more than 100% of your indexed pre-disability earnings.

Until you cease other employment while still covered by the Plan or until you are no longer determined to be disabled.

*For purposes of determining the Benefit Amount, any portion of the target bonus in excess of 100% shall not be considered.

Eligibility

An employee shall become a participant in the Plan upon designation as such by the Board of Directors of SPX FLOW (the “Board”) or the Compensation Committee of the Board (the “Committee”).

As part of the Separation and Distribution Agreement by and between SPX Corporation and SPX FLOW dated as of [•], SPX Corporation and SPX FLOW entered into the Employee Matters Agreement dated as of [•] (the “EMA”).  In accordance with the EMA, all liabilities for Flowco Employees (as defined in the EMA) who participated under the SPX Corporation Executive Long-Term Disability Plan (the “Prior Plan”) immediately prior to the Effective Time (as defined in the EMA) are to be transferred to the Plan as of the Effective Time, and such Flowco Employees shall become Participants in the Plan as of the Adoption Date.

Effective Date of Coverage

If you are designated to participate in the Plan, you are a covered person under the Plan effective as of your date of hire, or appointment by the Board or the Committee to participate, whichever is later.

Cost of Coverage

The Employer pays the full cost of your Plan coverage.  Because the Employer pays for this benefit, benefits from the Plan are subject to certain taxes when received.  Please consult with your tax and/or financial advisor regarding your participation in this Plan.

Payments

You shall receive a benefit payment under this Plan: (a) if you are a participant in the SPX FLOW, Inc. Long-Term Disability Plan, for each month you actually receive and are entitled to a payment under such plan, or (b) if you are not a participant in the SPX FLOW, Inc. Long-Term Disability Plan, for each month you would be entitled to a payment under such plan if you were a participant in the plan.  Plan benefit payments are made monthly.

Benefit Amount

Your Plan benefits are based on your earnings prior to your disability.  The Plan provides a benefit equal to 60% of your pre-disability earnings.  Your benefit is based on your pre-disability earnings as of your last day worked.

If you are participating in an approved rehabilitation services program, your benefit will be increased to 70% of your pre-disability earnings.

This Plan does not provide any child care, survivor or family care expense benefits.

There is no minimum monthly benefit under this Plan.

Coordination with Other Income Benefits

The amount of your Plan benefits will be reduced by other income benefits, but only to the extent that any other SPX FLOW disability plan benefits are not already offset by such other income benefits.

Other income benefits include, but are not limited to the following:

•                  Any sick pay or other salary continuation paid to you by SPX FLOW;

•                  Workers’ Compensation benefits;

•                  Unemployment compensation benefits;

•                  Any state or federal disability benefits;

•                  Automobile no-fault wage replacement benefits;

•                  Wage replacement benefits recovered from a third party;

•                  Any benefit received from the SPX FLOW Supplemental Retirement Plan for Top Management;

•                  Any benefit from a defined benefit pension plan to which SPX FLOW or SPX Corporation has contributed or has liability for;

•                  Any benefit from the SPX Corporation Supplemental Individual Account Retirement Plan;

•                  Any Social Security benefits that you or your spouse or dependents are eligible for due to your disability or age; or

•                  Any estimated Social Security Disability Insurance (“SSDI”) benefits you would have received, should you fail to take the necessary steps in applying for your SSDI benefits or should your SSDI benefit determination not be received within 12 months of commencement of your Plan benefit.

In order to receive benefits under this Plan, you must apply for Social Security benefits, provide proof of application to the Claims Administrator, and pursue any appeals to the extent determined by the Claims Administrator.

To the extent that any of the above payments are made in a lump sum but are intended to provide coverage over an extended period of time, such as a lump-sum pension payment, the payment will be treated for purposes of this Plan as if it had been paid over the expected duration of the period.  For example, a lump-sum pension payment will be treated as if it were paid out in equal monthly installments over the remainder of your expected life span, as determined by SPX FLOW or the Claims Administrator.  Your Plan benefit payment would be reduced by the monthly installment amount.

All offsets are based on the gross (before-tax) amount of any income benefit that you or your spouse or dependent is eligible to receive from other sources, such as Social Security.

No Reduction in Benefits for Social Security Cost-of-Living Increases

Your Plan benefit will be reduced by the amount of the Social Security benefit provided to you, your spouse and your dependents when it is first awarded.  However, future cost-of-living increases to your Social Security benefit or to that of your dependents will not further reduce your Plan benefit.

When Your Eligibility Ends

Your eligibility for Plan coverage ends on the earliest of the following:

•                  You are no longer eligible for coverage;

•                  You transfer to a non-eligible employee group or your participation was discontinued by the Board or the Committee;

•                  Your approved leave of absence ends;

•                  You are laid off; or

•                  Your employment with SPX FLOW ends.

Claim Filing Procedure

Filing a Claim

A claim for benefits is a request for a Plan benefit or benefits, made by you or by your representative, that complies with the Plan’s procedure for making benefit claims.  The procedure for filing a claim is to contact the Claims Administrator when you have been receiving short-term disability benefits under the SPX FLOW, Inc. Short-Term Disability Plan for three months and apply for benefits under this Plan.

When You Can Expect to Learn if Benefits Have Been Approved

The Claims Administrator will notify you of the Plan’s benefit determination within a reasonable period of time after receipt of the application, but not later than 45 days after receipt of the application by the Plan.  This period may be extended by the Plan for up to 30 days provided that the extension is necessary due to matters beyond the control of the Plan and the Claims Administrator notifies you prior to the expiration of the initial 45-day period.  The notice will state the reason for the extension and the date by which the Plan expects to render a decision.  If, prior to the end of the first 30-day extension period, the Claims Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be made within that extension period, the Plan may take another 30-day extension.  Again, the Plan must notify you of the reasons for the extension and the date on which the Plan expects to render a decision.  If the extension is necessary due to your failure to submit the information necessary to determine your qualification for Plan benefits, the notice of extension will describe the required information.  You will then have 45 days from receipt of the notice within which to provide the specified information.

How You Will Learn of a Benefits Determination

The Claims Administrator will provide you with written notification of the Plan’s benefit determination.  If benefits are denied, the benefit determination will include:

•                  the specific reasons for the denial;

•                  reference to the specific Plan provisions on which the determination is based;

•                  a description of any additional material or information necessary for you to complete the claim and an explanation of why such material or information is necessary;

•                  a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action following an adverse benefit determination on review;

•                  if an internal rule, guideline, protocol, or other criterion was relied upon in the decision-making, either (1) a copy of such rule, guideline, or protocol or (2) a statement that a copy of such rule, guideline, or protocol will be provided to you free of charge upon request; and

•                  if the denial was based on a medical necessity or experimental treatment or similar exclusion or limit, either (1) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or (2) a statement that such explanation will be provided free of charge upon request.

How You Appeal Benefit Denials

If you wish to appeal an adverse benefit determination, you must do so within 180 days of receiving the benefit denial/adverse benefit determination.  Your appeal should be addressed to the Claims Administrator at the address shown in the back of this booklet.  Correspondence should include your Social Security number, your name, the claim information, and the service dates in question.  State the reason(s) for disagreement and attach any relevant information, such as additional medical evidence.  You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Plan benefits.  You will be notified within 45 days of the date the Claims Administrator receives your appeal of the outcome of your appeal.  If the Claims Administrator determines that an extension of time for processing the claim is necessary, written notice will be furnished prior to the termination of the initial 45-day period.  In no event will the extension exceed 45 days from the end of the initial 45-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to return a determination.

In the case of an adverse decision, the notification will include:

•                  the specific reasons for the adverse determination;

•                  reference to the specific Plan provisions on which the benefit determination is based;

•                  a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents and records relevant to your claim for benefits, without regard to whether such records were considered or relied upon in making the adverse benefit determination on review, including any reports, and the identities, of any experts whose advice was obtained;

•                  a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action following an adverse benefit determination on review;

•                  if an internal rule, guideline, protocol, or other criterion was relied upon in the decision-making, either (1) a copy of such rule, guideline, or protocol or (2) a statement that a copy of such rule, guideline, or protocol will be provided free of charge to the claimant upon request;

•                  if the adverse benefit determination was based on a medical necessity or experimental treatment or similar exclusion or limit, either (1) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or (2) a statement that such explanation will be provided free of charge upon request.

How You Appeal a Second Time

If your first level appeal is denied, you may appeal a second and final time to the [•] (SPX FLOW Administrative Committee).  You must do so within 180 days of receiving the adverse response to your appeal.  Your second level appeal should be addressed to the [•].  Correspondence should include your Social Security number, your name, the claim information, and the service dates in question.  State the reason(s) for disagreement and attach any relevant information, such as additional medical evidence.  You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Plan benefits, including information about your first appeal, including the names and credentials of experts who advised the Plan on your benefits.  If your appeal requires a medical judgment, the SPX FLOW Administrative Committee will consult with independent (i.e., separate from any professionals consulted on the earlier adverse determinations) health care and/or vocational professionals about the circumstances surrounding your claim and will provide you with the names of medical or vocational experts whose advice was obtained on behalf of the Plan.

You will be notified within 45 days of the date the SPX FLOW Administrative Committee receives your second appeal of the outcome of such appeal.  If the SPX FLOW Administrative Committee determines that an extension of time for processing the claim is necessary, written notice will be furnished prior to the termination of the initial 45-day period.  In no event will the extension exceed 45 days from the end of the initial 45-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to return a determination.

The SPX FLOW Administrative Committee will provide you with written notification of a Plan’s benefit determination on review.  In the case of an adverse decision, in addition to the information required to be included in the notification of denial of the first appeal, the notification of denial of the second appeal will also include:

•                  a statement describing any voluntary appeal procedures offered by the Plan and your right to obtain the information about such procedures;

•                  a statement of your right to bring a civil action following an adverse benefit determination on review;

•                  a statement advising you that you and the Plan may have other voluntary alternative dispute resolution options, such as mediation.

You may not bring a lawsuit regarding the Plan prior to the expiration of the claims and review procedures set out above.  After exhausting the Plan’s administrative claim and appeal provisions, if you wish to bring a lawsuit in either state or federal court challenging a claim denial, you must commence the lawsuit no later than one year after you receive a final denial letter indicating that you have exhausted your administrative appeals and have the right to file a lawsuit.  In addition to this one year deadline that applies to filing a lawsuit after the claims and appeals procedures are exhausted, a general time limitation shall apply to all lawsuits involving all types of Plan issues.  You must commence any such lawsuit involving Plan claims no later than two years after you first receive information that constitutes a clear repudiation of the rights you are seeking to assert (i.e., the underlying event or issue that should have triggered your awareness that your rights under the Plan may have been violated).  Although any period of time when your claim is in the claims procedure described above (i.e., the time between when you file a claim for benefits with the Claims Administrator and the time you receive a final determination letter from the SPX FLOW Administrative Committee) does not count against the two-year period, once the claims procedure process is completed, the two-year period will continue running from the point at which it was tolled.

General Provisions

Administration of the Plan

SPX FLOW is the Plan Administrator.  The Plan Administrator has full charge of the operation and management of the Plan.  SPX FLOW has retained the services of an independent Claims Administrator.

The Plan Administrator or its agent or delegate, has the absolute authority and discretion to:

•                  Interpret the terms of the Plan, including the Plan’s eligibility provisions and its provisions relating to determination of the amount, manner and time of payment of any benefits payable under the Plan;

•                  Resolve ambiguities, inconsistencies, or omissions in the Plan;

•                  Adopt, amend and rescind rules and regulations pertaining to its duties under the Plan;

•                  Make such determination as to the right of any person to a benefit;

•                  To employ such professional services and advisors as may be required in carrying out the provisions of the Plan;

•                  Keep all such books, records and other data as may be deemed necessary for the administration of the Plan; and

•                  Make all determinations necessary or advisable for the discharge of its duties under the Plan.

Benefits shall be paid under this Plan only if the Plan Administrator (or its agent or delegate), in its or their sole discretion, determines that you are entitled to them.  The Plan Administrator’s (or its agent’s or delegate’s) decision is final and binding on all parties.

SPX FLOW has delegated the responsibility for reviewing initial claims and initial appeals of adverse benefit determinations to the Claims Administrator.  The SPX FLOW Administrative Committee, or a subcommittee or delegate thereof, will review all second level appeals.  The SPX FLOW Administrative Committee, or subcommittee or delegate thereof, can interpret the Plan terms and determine eligibility for and entitlement to Plan benefits in accordance with the Plan terms.

Any delegation or subsequent delegation shall include the same discretionary and final authority that SPX FLOW has listed herein, and any decisions, actions, or interpretations made by an delegate shall have the same final and binding effect as if made by SPX FLOW.

Applicable Law

Except to the extent superseded by federal law, the Plan and all rights and duties thereunder shall be governed, construed and administered in accordance with the laws of the State of North Carolina.

Benefits Not Transferable

No person other than a covered person is entitled to receive benefits under this Plan.  The right to receive benefits cannot be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else.

Cancellation of Coverage

If you make a material misrepresentation on a claim for this Plan’s benefits, SPX FLOW may cancel your coverage, effective on or anytime after the date of the claim, without giving advance notice.

If you no longer meet the eligibility requirements, coverage is cancelled automatically.  (See the “Eligibility” section.)

If the Plan is terminated, coverage is cancelled automatically.  (See the “Plan Termination” section.)

Cancellation of coverage is effective on the date of cancellation and ends all rights under this Plan.

Clerical Error

No clerical error on the part of SPX FLOW or the Claims Administrator will operate to defeat any of the rights, privileges, services, or benefits of any employee, nor create or continue coverage that would not otherwise validly become effective or continue.  An equitable adjustment of benefits will be made when the error or delay is discovered.

Conformity with Statutes

Any Plan provision that conflicts with statutes applicable to this Plan is amended to conform to the minimum requirements of said statute(s).

Effective Date of the Plan’s Adoption

The effective date of the adoption of the Plan is [•] (“Adoption Date”).

Effect of Oral or Written Statements

Any oral or written representation made by an employee or representative of SPX FLOW, the Claims Administrator, the Plan Administrator or any other individual or entity that alters, modifies, amends, or is inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by you or any other person or entity, unless such representation meets the requirements of the Plan Modification and Amendment section or Plan

Termination section below.  Unless and until changes in the Plan are formally announced by SPX FLOW, no one is authorized to give you assurance that a change will or will not occur.

In the event of a discrepancy between any statements (oral or written) given to you and the Plan document, the Plan document as interpreted within the sole discretion of the Plan Administrator will control.

Examinations Required by the Plan

The Plan, at its own expense, will have the right to require a physical examination, a functional capacities assessment, a transferable skills analysis, or other examinations relevant to a claim of a person receiving benefits or for whom a claim for benefits is pending under this Plan when and as often as it may reasonably require during the pendency of a claim.

Health Care Responsibilities

All responsibility for health care decisions with respect to a covered person concerning any treatment, choice of health care provider, drug, service or supply shall rest exclusively with the covered person and/or the covered person’s treating health care provider.  SPX FLOW has no responsibility for any such medical decision(s) or for any act(s) or omission(s) of the covered person or any physician, hospital, pharmacist, nurse, or other provider of health care goods or services.

Incapacity

If, in SPX FLOW’s opinion, a covered person for whom a claim has been made is incapable of furnishing a valid receipt of payment and, in the absence of written evidence to the Plan of the qualification of a guardian or personal representative for his or her estate, SPX FLOW may on behalf of the Plan, at its discretion, make any and all such payments to the service provider or other person providing for the care and support of such person.  Any payment made will constitute a complete discharge of the Plan’s obligation for such payment.

Limits on Liability

Liability is limited to benefits specified in the Plan.  SPX FLOW will not be liable for the negligence, wrongful act or omission of any service provider or their employees or any other person.  The Plan liability will be limited to the benefits described herein.

Lost Distributees

Any payable benefit will be deemed forfeited if:

•                  The Plan Administrator cannot locate the covered person to whom payment is due, and

•                  Such benefits would be reinstated if the covered person submits a claim for the forfeited benefits within the time prescribed in the “Claim Filing Procedure” section.

Misrepresentation

If the covered person or anyone acting on behalf of or with respect to the covered person makes a false statement on the claim, or withholds information with intent to deceive or affect the acceptance of the claim or the risks assumed by the Plan, or otherwise misleads the Plan, the Plan will be entitled to recover its damages, including legal fees, from the covered person, or from any other person responsible for misleading the Plan, and from the person for whom the benefits were provided.  Any material misrepresentation on the part of the covered person or anyone acting on behalf of or with respect to the covered person in making application for claims will render the coverage under this Plan void.

No Fault Coordination

This Plan shall be secondary in coverage to any no fault automobile insurance policy, regardless of any election made to the contrary by you, your spouse or your dependents.

No Guarantee of Tax Consequences

Neither SPX FLOW, the Plan Administrator, the Claims Administrator nor any other person, as applicable, makes any commitment or guarantee of any particular tax treatment for any benefits provided or amounts paid to, or for the benefit of, a covered person.  In addition, should any federal, state or local income tax withholding requirements, Social Security withholding requirements, or any other employee tax requirements be applicable to the benefits provided under the Plan, a covered person shall make appropriate arrangements with SPX FLOW to satisfy any such requirements.  If no such arrangements are made, SPX FLOW may provide, at its discretion, for withholding and tax payments as required.

No Vested Rights to Benefits

Nothing in the Plan, or any other document describing, interpreting or relating to the Plan shall be construed to provide vested, nonforfeitable, nonterminable or nonchangeable benefits or rights thereto.  No one has a vested right to benefits under this Plan, and you may not rely on any statement or promise to the contrary.

Plan Is Not a Contract

The Plan will not be deemed to constitute a contract between SPX FLOW and any employee or to be a consideration for, or an inducement or condition, of, the employment of any employee.  Nothing in the Plan will be deemed to give any employee the right to be retained in the service of SPX FLOW.

Plan Modification and Amendment

SPX FLOW, through the Board or the Committee, reserves the right to amend or modify the Plan, from time to time, in its sole discretion.  Such amendment or modification may affect benefits on both a retroactive and prospective basis.

Plan Termination

SPX FLOW, through the Board or the Committee, reserves the right to terminate the Plan at any time.  Upon termination, the rights of the covered persons to benefits are limited to those benefits due and payable immediately prior to such termination.

Recovery of Overpayment

SPX FLOW has the right to recover the amount of any payments exceeding the maximum payment.  Also, such a recovery may be paid by offset against benefits that otherwise would be payable by this Plan.  If SPX FLOW makes any payment that, according to the Plan terms, should not have been made, SPX FLOW may recover that incorrect payment, whether or not it was SPX FLOW’s error, or the error of the person or entity to whom it was made or the error of any other party.

In some situations, another person, insurance policy or plan of benefits may be responsible to pay benefits to you for injury and/or illness.  SPX FLOW maintains the right to recover on its own behalf amounts for medical expenses paid when responsibility lies elsewhere, which is called the “right of subrogation.”  In this regard, SPX FLOW is subrogated to all of your rights of recovery as against any person and under any insurance policy, or plan of benefits, which would be obligated to pay benefits to you for any injury and/or illness, to the full extent of any payment made under the Plan.

You are not permitted after injury and/or illness to prejudice SPX FLOW’s rights and you shall do everything necessary to secure such rights, including, but not limited to, providing SPX FLOW with notice of any and all claims you make for such injury and/or illness.  Any and all amounts recovered by you (whether by lawsuit, settlement or otherwise), regardless of designation of said recovery, shall be apportioned as follows: SPX FLOW shall be reimbursed first to the full extent of its payment under this Plan.  If any balance then remains from such recovery, it shall be applied to reimburse you and any other plan providing benefits to you as the interest may appear.

If SPX FLOW incurs attorneys’ fees in order to pursue its subrogation interest, you shall be obligated to reimburse SPX FLOW in full from any amount recovered.  Under no circumstances shall the Plan be obligated to pay a fee or costs to your attorney.  The Plan’s rights shall not be defeated by any “Make-Whole Doctrine” or similar doctrine which, if applicable would prevent the Plan from recovering unless a covered person has been “made whole” with respect to the illness or injury that is the responsibility of a third party.  The Plan’s rights will also not be subject to any “Common Fund” or similar doctrine requiring the Plan to pay your attorneys’ fees expended in obtaining a recovery.

Severability

In the event any provision of this Plan adopted hereunder shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan adopted hereunder shall be construed and enforced as if said illegal or invalid provisions had never been inserted therein.

Time Effective

The effective time with respect to any dates used in the Plan will be 12 a.m. (midnight) as may be legally in effect at the address of the Plan Administrator unless otherwise stated.

Unfunded Plan

The Plan is intended to be an unfunded welfare plan maintained by SPX FLOW for the purpose of providing benefits for a select group of management or highly compensated employees, pursuant to Section 104(a)(3) of the Employee Retirement Income Security Act of 1974 (ERISA) and Department of Labor regulation Section 2520.104-24 thereunder, or any statutory or regulatory provisions that may hereafter replace such sections.  No covered person shall be required or permitted to make contributions to the Plan.

All benefits under this Plan are an unfunded obligation of the Company.  Nothing herein contained shall require SPX FLOW to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to this obligation. Title to and beneficial ownership of any policies of insurance purchased or funds invested by SPX FLOW, including the proceeds, income and profits therefrom, which SPX FLOW may make to fulfill its obligations under this Plan shall at all times remain in the Company.

Waiver & Estoppel

No term, condition or provision of the Plan shall be waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written direction of the Plan

Administrator.  No such waiver shall be deemed a continuing waiver unless specifically stated. Each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.  No failure to enforce any provision of this Plan shall affect the right thereafter to enforce such provision, nor shall such failure affect its right to enforce any other provision of this Plan.

Workers’ Compensation Not Affected

This Plan is not in lieu of, and does not affect any requirement for, coverage by Workers’ Compensation insurance.

Administrative Information

Benefits Administration

This section contains information pertaining to your Plan.  You won’t use this information every day.  But, if you wish to communicate with the administrator or find out where you can get more information, this section will help you.

General Administrative Information

Name of Plan

SPX FLOW Executive Long-Term Disability Plan

Name, Address, and Phone Number of Employer/Plan Sponsor

SPX FLOW

13320 Ballantyne Corporate Place

Charlotte, NC 28277

Phone: [•]

Address for First Level Appeal

The designated Claims Administrator is:

Sun Life Financial

Appeals Unit

P.O. Box 81601

Wellesley Hills, MA 02481

Name, Address, and Phone Number of Plan Administrator, Fiduciary, and Agent for Service of Legal Process

SPX FLOW

13320 Ballantyne Corporate Place

Charlotte, NC 28277

Phone: [•]

Legal process may be served upon the Plan Administrator.

Ending Date of Plan Year

December 31

Procedures for Filing Claims

For detailed information on submitting claims for benefits, refer to the section entitled “Claim Filing Procedure.”

The designated Claims Administrator is:

Sun Life Financial
Long Term Disability Claims
PO Box 81830
Wellesley Hills, MA 02481

Glossary of Terms

Certain words and terms used will be defined as follows and are shown in italics throughout this Plan.

Base Pay

Your base pay is equal to your expected annual pay, exclusive of bonuses.

Claims Administrator

The company contracted by SPX FLOW that is responsible for processing benefits claims under the Plan terms and other administrative services deemed necessary for the Plan operation, as delegated by SPX FLOW from time to time.  Currently, this is Sun Life Financial; the Company may designate a new Claims Administrator at any time.

Covered Person

A person who is eligible for coverage under this Plan upon satisfying the eligibility requirements.

Disability/Disabled

You are considered disabled under this Plan if: (a) you are entitled to payment of benefits under the SPX FLOW, Inc. Long-Term Disability Plan; or (b) you would be entitled to payment of benefits under the SPX FLOW, Inc. Long-Term Disability Plan if you were a participant under such plan.

Earnings

Earnings are based on your annual base pay, less $200,000, plus target bonus under the annual executive bonus plan, less $200,000.  For purposes of determining the Benefit Amount, any portion of the target bonus in excess of 100% shall not be considered.

Effective Date

The Adoption Date or the date on which the covered person’s coverage commences, whichever occurs later.

Employer/Company

SPX FLOW, a Delaware corporation, and each of its majority owned domestic subsidiaries.

Indexed Pre-disability Earnings

Pre-disability earnings increased by the lesser of:

•                  any annual change in the Consumer Price Index, or

•                  7%

Plan

The SPX FLOW Executive Long-Term Disability Plan.

Plan Administrator

The Plan Administrator is SPX FLOW (or its agent or delegate) and is responsible for the day-to-day functions and management of the Plan.